                                                                 EXHIBIT 12

                         MUZAK LIMITED PARTNERSHIP

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLARS IN THOUSANDS)

                                       EIGHT-     FOUR-                                     SIX MONTHS
                            YEAR       MONTHS     MONTHS                                       ENDED
                           ENDED       ENDED      ENDED     YEAR ENDED DECEMBER 31,          JUNE 30,
                          DEC. 31,   AUGUST 31,  DEC. 31,  ----------------------------  ------------------
                            1991        1992       1992      1993      1994      1995      1995      1996
EARNINGS:
Net income (loss)
 attributable to general
 and limited partners...  ($ 9,505)   ($ 5,975)  ($   656) ($ 4,047) ($ 8,116) ($ 6,743) ($ 3,961) ($ 4,718)
                          --------    --------   --------  --------  --------  --------  --------  --------
ADD BACK FIXED CHARGES:
Interest expense includ-
 ing
 amortization of de-
 ferred
 financing costs........     7,514       3,639      1,228     3,785     6,990     7,483     3,791     3,574
Preferred returns.......       --          --         188       572       933     1,029       506       543
Assumed interest compo-
 nent
 of rent expenses(1)....     1,444       1,064        546     1,863     2,128     2,566     1,278     1,049
                          --------    --------   --------  --------  --------  --------  --------  --------
  Total fixed charges...     8,958       4,703      1,962     6,220    10,051    11,078     5,575     5,166
                          --------    --------   --------  --------  --------  --------  --------  --------
Adjusted earnings.......  ($   547)   ($ 1,272)  $  1,306  $  2,173  $  1,935  $  4,335  $  1,614  $    448
                          ========    ========   ========  ========  ========  ========  ========  ========
Ratio of earnings to
 fixed charges..........     (0.06)x     (0.27)x     0.67x     0.35x     0.19x     0.39x     0.29x     0.09x
                          ========    ========   ========  ========  ========  ========  ========  ========
Deficiency of earnings
 to fixed charges.......  $  9,505    $  5,975   $    656  $  4,047  $  8,116  $  6,743  $  3,961  $  4,718
                          ========    ========   ========  ========  ========  ========  ========  ========

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(1)Estimated as one-third of operating lease expenses.